Exhibit 10.1

STRATEGIC ADVISORY SERVICES AGREEMENT

Effective January 1, 2025 (the “Start Date”), J. Scott Wolchko (“Advisor”) and Fate Therapeutics, Inc. (“Company”) agree as follows pursuant to the instant agreement (“Advisory Agreement” or “Agreement”):

1. Incorporation of Terms. Advisor and Company agree that the terms of the concurrently executed “Separation Agreement and Release” executed between Advisor and Company are hereby incorporated by reference into this Advisory Agreement.

2. Services; Payment; No Violation of Rights or Obligations. Advisor agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with Exhibit A. As the only consideration due to Advisor regarding the subject matter of this Agreement, Company will compensate Advisor in accordance with Exhibit A. Advisor agrees that he will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Advisor’s own or any third party’s proprietary or confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company. Advisor specifically confirms that Advisor is not bound by any agreements or obligations that would preclude him from providing the Services contemplated hereunder or otherwise complying with his obligations hereunder.

3. Ownership Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Advisor during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Advisor will promptly disclose and provide all Inventions to Company. Advisor hereby makes all assignments necessary to accomplish the foregoing ownership. Advisor shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Advisor hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Advisor’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Advisor and all other creators or owners of the applicable Invention.

b. Advisor agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s suppliers, vendors, service providers, collaborators or other business partners or Company’s employees) developed, learned or obtained by or on behalf of Advisor during the period that Advisor is to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company or in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Advisor shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor shall not be obligated under this paragraph with respect to information Advisor can document is or becomes readily publicly available without restriction through no fault of Advisor. Upon termination or as otherwise requested by Company, Advisor will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Advisor may keep personal copies of Advisor’s compensation records and this Agreement. Advisor also recognizes and agrees that Advisor has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Advisor’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. Advisor may provide services to other persons and/or entities during the Advisory Term and thus is not expected to exclusively provide services to Company. However, Advisor is expected to be provided with Company’s highly confidential and competitive business information during the Advisory Term. Thus, Advisor agrees that during the Advisory Term, Advisor will (i) avoid conflicts of interest (including by refraining from providing services to any individual or entity in the field of induced pluripotent stem cell (iPSC)-derived NK cell or T-Cell therapy unless otherwise approved in writing by Company’s Chief Executive Officer (“CEO”)), and (ii) provide prior notice to Company of new consulting, employment, board positions, or other business affiliations. Advisor represents and warrants to Company that as of the date hereof, Advisor does not have any existing consulting, employment, board positions or other business affiliations with any person or entity other than the Company.

d. To the extent allowed by law, Section 2(a) and any license granted to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). Furthermore, Advisor agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Company may and is hereby authorized to (and to allow others to) use Advisor’s name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Advisor hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agrees not to assert any Moral Rights with respect thereto. Advisor will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Advisor will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Advisor (or any person involved in the Services) and not assigned hereunder, Advisor hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

4. Warranties and Other Obligations. Advisor represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Advisor may have to others; (ii) all work under this Agreement shall be Advisor’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity; (iii) Advisor has the full right to allow Advisor to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give Advisor the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Advisor shall comply with all applicable laws in the course of performing the Services; and (v) if Advisor’s work requires a license, Advisor has obtained that license and the license is in full force and effect.

5. Termination. This Agreement, and Advisor’s independent contractor relationship with Company, will be for the period beginning on the Start Date and lasting for twelve months, through December 31, 2025, unless sooner terminated (the applicable period being the “Advisory Term”). In the event of any material breach by Advisor of this Agreement or any other confidentiality, noncompetition, nonsolicitation or other similar restrictive-covenant obligations to Company, Company may terminate this Agreement with immediate effect.

6. Sections 3 through 10 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

7. Relationship of the Parties; Independent Contractor; Employee Benefits. Advisor is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Company shall provide direction pertaining to the goals to be attained and the results to be achieved by Advisor, but Company shall not control or direct the manner or means by which Advisor performs the Services. Except as provided in the Separation Agreement and Release, Advisor shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Advisor. Advisor shall comply at Advisor’s expense with all applicable provisions of federal, state and local income tax laws. Unless otherwise stated on Exhibit A, Advisor shall furnish, at Advisor’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services and shall be responsible for any travel or other costs or expenses incurred by Advisor in connection with the performance of the Services, although Advisor may seek reimbursement as an independent contractor under this Agreement for reasonable and documented out-of-pocket costs expended with the Company’s approval and related to the performance of the Services. Advisor will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Advisor’s obligations under any provision of this Agreement, for Company’s benefit and Advisor will be responsible for any noncompliance by them. Advisor agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any material breach of this Agreement by Advisor. Advisor affirms that Advisor’s Services will be outside the usual course of business of Company.

8. Indemnification. The Company shall indemnify, defend and hold Advisor harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, that Advisor incurs as a result of having performed services on behalf of the Company during the Advisory Term. This indemnification will survive the termination of this Agreement and does not apply to claims initiated by Advisor.

9. Assignment. This Agreement and the services contemplated hereunder are personal to Advisor and Advisor shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.

10. Notice. All notices under this Agreement shall be in writing and shall be deemed given when delivered via electronic mail . Notice to the Company shall be sent to 12278 Scripps Summit Drive, San Diego, CA 92131, Attention: Chief Executive Officer. Notice to Advisor shall be sent to [Address].

11. Miscellaneous. Any breach of Section 3 or 4 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Both parties negotiated this Agreement jointly and voluntarily.

12. Defend Trade Secrets Act of 2016; Other Notices. Advisor understands that pursuant to the federal Defend Trade Secrets Act of 2016, Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Advisor further understands that nothing contained in this Agreement limits Advisor’s ability to communicate with any federal, state or local governmental agency or commission, including to provide nonprivileged documents or other information, without notice to the Company.

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Advisor	Fate Therapeutics, Inc.

Dated: 12/31/2024	Dated: 12/31/2024

/s/ J. Scott Wolchko	By:	/s/ William H. Rastetter
J. Scott Wolchko		William H. Rastetter
[Address]		Chairman of the Board

EXHIBIT A

SERVICES

Advisor’s “Services” under the Advisory Agreement shall be as follows:

-Advisor will provide a reasonable amount of strategic advisory services to Company, the scope of which shall be determined in good faith by the Company’s CEO and Chairman of the Board. Advisor’s interactions with the Company shall be primarily with the CEO.

-The total number of hours of services to be provided shall not exceed twenty percent (20%) of the average number of hours of services that Advisor provided in the thirty six-month period as an employee of Company prior to the Start Date of this Agreement.

COMPENSATION1

As the only consideration due to Advisor for the Services, the Company will provide the following:

-After each month of Services during the Advisory Term, Company will pay to Advisor an amount in cash equal to $56,250 within five days following the last day of the applicable month, which amount shall not be subject to withholdings.

-If this Agreement is terminated by the Company prior to December 31, 2025 other than due to death, Disability (as defined below) or Advisor’s material breach of this Agreement or any other confidentiality, noncompetition, nonsolicitation, or other similar restrictive covenant obligations to Company, then on the date of such termination, Advisor shall be paid a lump-sum cash amount equal to (i) $56,250 multiplied by (ii) the number of months between the date of such termination and December 31, 2025.

-Advisor’s outstanding equity awards as set forth in Exhibit B attached hereto shall continue to vest (if applicable) during the Advisory Term, subject to Advisor providing advisory services pursuant to the Advisory Agreement through each applicable vesting date, in accordance with the applicable equity plans and the applicable award agreements; provided, that any time-based equity awards that originally were subject to vesting based on Advisor’s continued employment have been amended to vest subject to his continued service relationship with the Company under this Agreement; provided further, that if the Advisory Agreement is terminated by the Company prior to December 31, 2025 other than due to death, Disability or Advisor’s material breach of this Agreement or any other confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company, then, on the date of such termination, the number of shares underlying such time-based equity awards shall accelerate in vesting as though Advisor continued to provide advisory services pursuant to this Agreement through December 31, 2025. For the avoidance of doubt, no equity awards held by Advisor shall vest after December 31, 2025.

[1]	This Agreement, including the compensation terms, will be void in its entirety if the parties do not enter into a fully executed and nonrevocable Release after Advisor’s employment relationship ends.

-Advisor’s outstanding equity awards as set forth in Exhibit B have been amended such that Advisor may exercise such equity awards, to the extent vested and exercisable as of the date of termination of Advisor’s advisory services pursuant to this Agreement (the “Advisory Service Termination Date”), until the earlier of (i) December 31, 2026 and (ii) the original expiration date of the applicable equity award (as listed in Exhibit B); provided, that if Advisor’s service with the Company hereunder is terminated prior to December 31, 2025 due to Advisor’s material breach of this Agreement or any other confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company, then the foregoing extension of the post-termination exercise period for Advisor’s stock options shall not apply.

“Disability” shall mean the inability of Advisor to perform the Services under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Advisor from satisfactorily performing all of Advisor’s usual Services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

EXHIBIT B

Outstanding Equity Awards Held by Advisor

Grant Date	No. of Shares Granted		Type of Award	Vesting Schedule	Number of Shares Vested and Exercisable as of Termination Date	Number of Shares that Could be Vested on December 31, 2025 (Assuming Continued Service Through Such Date)	Exercise Price Per Share	Original Expiration Date	Extended Post- Termination Exercise Period
1/4/17	250,000	(1)	ISO*	Fully Vested as of Termination Date	50,000	50,000	$2.73	1/3/2027	(2)
1/16/18	348,000		ISO*	Fully Vested as of Termination Date	348,000	348,000	$6.55	1/15/2028	(2)
7/18/18	152,000		ISO*	Fully Vested as of Termination Date	152,000	152,000	$11.03	7/17/2028	(2)
1/7/19	500,000		ISO*	Fully Vested as of Termination Date	500,000	500,000	$16.55	1/6/2029	(2)
1/8/20	219,000		ISO*	Fully Vested as of Termination Date	219,000	219,000	$21.99	1/7/2030	(2)
2/6/23	500,000		NSO	(3)	319,442	486,110	$6.77	2/5/2033	(2)
2/1/24	500,000		NSO	(4)	152,774	319,442	$6.76	1/31/2034	(2)
1/20/21	43,231		RSU	(5)	32,423	43,231	N/A	N/A	N/A

*	Issued as incentive stock options to the extent permitted under the Internal Revenue Code of 1986, as amended, with the remainder issued as non-qualified stock options.
(1)	200,000 shares underlying the Option have been previously exercised, such that 50,000 shares are vested and remain exercisable.
(2)

The Option shall be exercisable, to the extent vested and exercisable as of the date of termination of Advisor’s advisory services pursuant to this Agreement (the “Advisory Service Termination Date”), until the earlier of (i) December 31, 2026 and (ii) the Original Expiration Date; provided, that if the Company terminates Advisor’s service with the Company prior to December 31, 2025 due to Advisor’s material breach of this Agreement or any other confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company, then the foregoing extension of the post-termination exercise period for the Option shall not apply.

(3)

1/36th of the shares underlying the Option shall vest on a monthly basis from the Vesting Commencement Date of January 1, 2023, so that all of the shares underlying the Option will be fully vested on January 1, 2026, subject to Advisor’s continued service relationship with the Company through each such vesting date; provided, that if this Agreement is terminated by the Company prior to December 31, 2025 other than due to death, Disability or Advisor’s material breach of the Agreement or any other confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company, then the shares underlying the Option will be subject to acceleration of vesting as though the Advisor continued to provide advisory services pursuant to the Agreement through December 31, 2025.

(4)

1/36th of the shares underlying the Option shall vest on a monthly basis from the Vesting Commencement Date of January 1, 2024, so that all of the shares underlying the Option will be fully vested on January 1, 2027, subject to Advisor’s continued service relationship with the Company through each such vesting date; provided, that if the Agreement is terminated by the Company prior to December 31, 2025 other than due to death, Disability or Advisor’s material breach of the Agreement or any other confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company, then the shares underlying the Option will be subject to acceleration of vesting as though the Advisor continued to provide advisory services pursuant to the Agreement through December 31, 2025.

(5)

1/3rd of the shares underlying the Restricted Stock Unit award for an aggregate of 43,231 shares shall vest on an annual basis from the Vesting Commencement Date of January 8, 2022, so that all of the shares underlying the Option will be fully vested on January 8, 2025, subject to Advisor’s continued service relationship with the Company through such vesting date; provided, that if the Agreement is terminated by the Company prior to December 31, 2025 other than due to death, Disability or Advisor’s material breach of the Agreement or any other confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company, then the shares underlying the Option will be subject to acceleration of vesting as though the Advisor continued to provide advisory services pursuant to the Agreement through December 31, 2025.